Exhibit 99.1

TAL INTERNATIONAL GROUP, INC. ANNOUNCES DIRECTOR ELECTION

PURCHASE, N.Y. –– October 25, 2012 –– TAL International Group, Inc. (NYSE: TAL) announced today that its Board of Directors appointed Kenneth Hanau to its Board of Directors.  Brian M. Sondey, Chairman, President and Chief Executive Officer of TAL International Group Inc., stated that “We are pleased to announce the appointment of Kenneth Hanau to TAL International Group, Inc.’s Board of Directors. Ken is a seasoned investor and we will benefit from Ken’s deep managerial and financial experience.”

Mr. Hanau is Managing Partner of 3i North America, part of 3i Group, a leading international investor with £10.5bn of assets under management focusing on private equity, infrastructure and debt management. Prior to joining 3i, Mr. Hanau held senior positions with Weiss, Peck & Greer and Halyard Capital, leading investments in the industrial and business services sectors. Previously Mr. Hanau worked in investment banking at Morgan Stanley and at K&H Corrugated Case Corporation, a family-owned packaging business. Mr. Hanau is a CPA and started his career with Coopers & Lybrand. He received his BA with honors from Amherst College and his MBA from Harvard Business School.

About TAL International Group, Inc.

TAL is one of the world’s largest lessors of intermodal freight containers and chassis with 17 offices in 11 countries and approximately 225 third-party container depot facilities in 39 countries. The Company’s global operations include the acquisition, leasing, re-leasing and subsequent sale of multiple types of intermodal containers and chassis. TAL’s fleet consists of approximately 1,185,000 containers and related equipment representing approximately 1,933,000 twenty-foot equivalent units (TEU). This places TAL among the world’s largest independent lessors of intermodal containers and chassis as measured by fleet size.

Contact

Jeffrey Casucci

Vice President

Treasury and Investor Relations

(914) 697-2900